October 27, 2020

Northern Lights Fund Trust

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Re:       Northern Lights Fund Trust - File Nos. 333-122917 and 811-21720

Dear Sir/Madam:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 1,269 under the Securities Act of 1933, as amended to the Northern Lights Fund Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1,311 (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/THOMPSON HINE LLP____

THOMPSON HINE LLP